Calculation of Filing Fee Tables
S-8
RADIAN GROUP INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share, reserved for issuance under the Company's 2026 Inducement Plan	Other	174,220	$ 39.245	$ 6,837,263.90	0.0001381	$ 944.23
Total Offering Amounts:						$ 6,837,263.90		$ 944.23
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 944.23
Offering Note
[1]	(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's common stock, par value $0.001 per share (the "Common Stock") that become issuable under the Radian Group Inc. 2026 Inducement Grant Equity Plan, as amended as of August 6, 2026 (the "2026 Inducement Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction pursuant to the anti-dilution provisions of the 2026 Inducement Plan. (2) Represents 174,220 shares of Common Stock reserved for future issuance under the 2026 Inducement Plan. (3) Estimated in accordance with Rule 457(c) and (h) of the Securities Act. Such computation is based on the average of the high and low prices as reported on the New York Stock Exchange on August 5, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources